Exhibit 3

MedEquities Realty Trust, Inc.

3100 West End Avenue, Suite 1000

Nashville, TN 37203

March 28, 2017

Blue Mountain Credit Alternatives Master Fund L.P.

BlueMountain Credit Opportunities Master Fund I L.P.

BlueMountain Montenvers Master Fund SCA SICAV-SIF

BlueMountain Strategic Credit Master Fund L.P.

BlueMountain Guadalupe Peak Fund L.P.

c/o BlueMountain Capital Management, LLC

280 Park Avenue, 12th Floor

New York, NY 10017

RE: Compensation for BlueMountain Director Designees

Ladies and Gentlemen:

Pursuant to the BlueMountain Rights Agreement, dated July 25, 2014 (the “Rights Agreement”), by and between MedEquities Realty Trust, Inc. (the “Company”) and BlueMountain Capital Management, LLC (“BlueMountain”), BlueMountain has designated two persons (each, a “BlueMountain Designee” and, together, the “BlueMountain Designees”) to the Company’s board of directors (the “Board”) since July 31, 2014. The BlueMountain Designees have been employees of BlueMountain since July 31, 2014 and, in accordance with BlueMountain’s policies, any compensation payable to the BlueMountain Designees as directors of the Company has been paid or transferred to BlueMountain or the BlueMountain Funds (as defined below), including an aggregate of 16,108 restricted shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), granted to the BlueMountain Designees in 2014 and 2015. BlueMountain has advised the Company that there are potential adverse tax implications to BlueMountain and BlueMountain Funds related to their receipt of restricted shares of Common Stock, and has requested that the Company modify the director compensation structure for the BlueMountain Designees to address such potential adverse tax implications. As a result, each of the BlueMountain Designees waived receipt of the $50,000 grant of restricted shares of Common Stock that was made to the other non-employee directors of the Company on January 1, 2016.

In light of the foregoing, the Company, BlueMountain and Blue Mountain Credit Alternatives Master Fund L.P., BlueMountain Credit Opportunities Master Fund I L.P., BlueMountain Montenvers Master Fund SCA SICAV-SIF, BlueMountain Strategic Credit Master Fund L.P. and BlueMountain Guadalupe Peak Fund L.P. (each a “BlueMountain Fund” and, collectively, the “BlueMountain Funds”) hereby agree as follows:

1. The BlueMountain Funds shall, effective as of the date first set forth above (the “Effective Date”), forfeit and return to the Company an aggregate of 10,740 vested shares of Common Stock that were previously granted to the BlueMountain Designees and transferred to the BlueMountain Funds.

2. On the effective date, the Company shall repurchase from the BlueMountain Funds an aggregate of 5,368 restricted shares of Common Stock at a price per share equal to $9.23 (which represents 85% of the average closing prices of the Common Stock on the New York Stock Exchange for the five consecutive trading days immediately prior to the Effective Date), for an aggregate purchase price of $49,546.64, with payment to be made to BlueMountain.

3. The BlueMountain Funds shall pay to the Company $ 28,977.64, which represents all dividends paid to date on the 16,108 shares of Common Stock previously granted to the BlueMountain Designees and transferred to the BlueMountain Funds.

4. Each BlueMountain Designee who is an employee of BlueMountain will receive, in lieu of any award of restricted shares of Common Stock granted to the other non-employee directors of the Company, a cash award equal to (a) 100% of the value of the restricted shares of Common Stock that each other non-employee director of the Company may receive for 2017 and 2018 and (b) 75% of the value of the restricted shares of Common Stock that each other non-employee director of the Company may receive for each year thereafter. Any such cash award shall vest pursuant to the same schedule and subject to the same conditions as the awards of restricted shares of Common Stock granted to the other non-employee directors of the Company. For example, for the 2017 cash award, $25,000 will be paid to each BlueMountain Designee on January 1 of each of 2018, 2019 and 2020, subject to the BlueMountain Designee’s continued service as a director of the Company on such dates. Notwithstanding the foregoing, nothing contained herein shall limit discretion of the Board or the Compensation Committee of Board in granting equity awards to non-employee directors of the Company.

Nothing contained herein shall be construed to expand or otherwise modify the rights and obligations of the Company and BlueMountain under the BlueMountain Rights Agreement.

Each of the Company, BlueMountain and the BlueMountain Funds hereby agrees to execute and deliver all such further instruments and documents (including, but not limited to, instruction letters to the transfer agent for the Common Stock) and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby.

This agreement may be executed in any number of counterparts (including by facsimile transmission or electronic mail in portable document format), each of which shall be deemed to be an original copy and all of which, when taken together, shall constitute one agreement.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND.

[Signature Page Follows]

Very truly yours,

MEDEQUITIES REALTY TRUST, INC.

By:	/s/ JEFFERY C. WALRAVEN
Name: Jeffery C. Walraven
Title: Executive Vice President & Chief Financial Officer

ACCEPTED AND AGREED TO AS
OF THE DATE FIRST WRITTEN ABOVE:

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ RICHARD HORNE
Name: Richard Horne
Title: Deputy General Counsel, Tax

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.
By: BlueMountain Capital Management, LLC, its manager

By:	/s/ RICHARD HORNE
Name: Richard Horne
Title: Deputy General Counsel, Tax

BLUEMOUNTAIN CREDIT OPPORTUNITIES MASTER FUND I L.P.
By: BlueMountain Capital Management, LLC, its manager

By:	/s/ RICHARD HORNE
Name: Richard Horne
Title: Deputy General Counsel, Tax

BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SICAV-SIF
By: BlueMountain Capital Management, LLC, its manager

By:	/s/ RICHARD HORNE
Name: Richard Horne
Title: Deputy General Counsel, Tax

BLUEMOUNTAIN STRATEGIC CREDIT MASTER FUND L.P.
By: BlueMountain Capital Management, LLC, its manager

By:	/s/ RICHARD HORNE
Name: Richard Horne
Title: Deputy General Counsel, Tax

Signature Page to MedEquities/BlueMountain Latter Agreement

BLUEMOUNTAIN GUADALUPE PEAK FUND L.P.
By: BlueMountain Capital Management, LLC, its manager

By:	/s/ RICHARD HORNE
Name: Richard Horne
Title: Deputy General Counsel, Tax

Signature Page to MedEquities/BlueMountain Latter Agreement